Exhibit 99.1

MYERS INDUSTRIES, INC.

CLAWBACK POLICY

Adopted March 5, 2015

Introduction

The Board of Directors (the “Board”) of Myers Industries, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain incentive compensation in the event of an accounting restatement resulting from material noncompliance (whether or not based upon misconduct) with financial reporting requirements under the federal securities laws (the “Policy”).

Administration

This Policy shall be administered by the Compensation Committee of the Board (the “Compensation Committee”). Any determinations made by the Compensation Committee shall be final and binding on all affected individuals.

Covered Executives

This policy applies to the Company’s current and former executive officers and such other employees who may from time to time be deemed subject to the Policy by the Compensation Committee (“Covered Executives”). For purposes of this Policy, an executive officer means an executive officer as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Incentive Compensation

For purposes of this Policy, Incentive Compensation means any of the following to the extent the receipt and/or vesting of such incentive based compensation is based on financial information required to be reported under the securities laws:

•	Annual bonuses and other short-term cash incentives.

•	Long-term cash incentives.

•	Stock options.

•	Restricted stock and restricted stock units.

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee will require reimbursement or forfeiture of any Incentive Compensation received by any Covered Executive during the three-year period preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Compensation Committee.

Method of Recoupment

The Compensation Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder. All actions by the Compensation Committee to recover Incentive Compensation will be taken in accordance with applicable law and consistent with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Interpretation

The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s shares are listed.

Amendment; Termination

The Compensation Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s shares are listed. The Compensation Committee may terminate this Policy at any time.

Other Recoupment Rights

The Compensation Committee intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

No Duplication of Recovery

There shall be no duplication of recovery under this Policy and any of 15 U.S.C. Section 7243 (Section 304 of the Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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